Exhibit 99.1

Theriva™ Biologics Receives Rare Pediatric Drug Designation by the U.S. FDA for VCN-01 for the Treatment of Retinoblastoma

Rockville, MD, July 31, 2024 – Theriva™ Biologics, Inc. (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced that the U.S. Food and Drug Administration (FDA) granted Rare Pediatric Drug Designation (RPDD) for VCN-01 for the treatment of retinoblastoma. VCN-01, Theriva’s lead product candidate, is a systemic, selective, stroma-degrading oncolytic adenovirus. Previously, the FDA granted orphan drug designation to VCN-01 for treatment of retinoblastoma.

“The FDA’s decision to grant rare pediatric drug designation to VCN-01 highlights the urgent need for new treatment options for pediatric patients with retinoblastoma,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “We are encouraged by this important step forward and, in parallel, continue to work closely with leading physicians and regulatory agencies to refine our clinical strategy for VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma. Most recently, results from the investigator sponsored Phase 1 trial evaluating the safety and activity of intravitreal VCN-01 in pediatric patients with refractory retinoblastoma were determined to be positive by the study Monitoring Committee. Data from this study will further inform our clinical development pathway in this area of high unmet need.”

The FDA grants RPDD for rare diseases (fewer than 200,000 affected persons in the United States) that are serious and life-threatening and primarily affect children ages 18 years or younger and for. If a Biologics License Application for VCN-01 for the treatment of retinoblastoma is approved by the FDA, Theriva may be eligible to receive a Priority Review Voucher that can be redeemed to receive a priority review for any subsequent marketing application or may be sold or transferred.

About Retinoblastoma

Retinoblastoma is a tumor that originates in the retina and is the most common type of eye cancer in children. It occurs in approximately 1/14,000 - 1/18,000 live newborns and accounts for 15% of the tumors in the pediatric population < 1 year old. The average age of pediatric patients at diagnosis is 2, and it rarely occurs in children older than 6. In the U.S., retinoblastoma shows an incidence rate of 3.3 per 1,000,000 with only about 200 to 300 children diagnosed per year according to the American Cancer Society. Preserving life and preventing the loss of an eye, blindness and other serious effects of treatment that reduce the patient’s life span or the quality of life, remains a challenge. In addition, children with retinoblastoma have been more likely to lose their eye and die of metastatic disease in low-resource countries.

About VCN-01

VCN-01 is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to over 80 patients in Phase 1 and investigator-sponsored clinical trials of different cancers, including PDAC (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection). More information on these clinical trials is available at Clinicaltrials.gov.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding continuing to work closely with leading physicians and regulatory agencies to refine the Company’s clinical strategy for VCN-01 as an adjunct to chemotherapy in pediatric patients with advanced retinoblastoma, the data from the investigator sponsored Phase 1 trial at Hospital Sant Joan de Déu in Barcelona evaluating intravitreal VCN-01 in pediatric patients with refractory retinoblastoma informing the Company’s clinical development pathway and being eligible to receive a Priority Review Voucher. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s and VCN’s ability to reach clinical milestones when anticipated, including the ability to continue to enroll patients as planned and receive a Priority Review Voucher, the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits,; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed and the cash providing a runway into the first quarter of 2025, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Chris Calabrese
LifeSci Advisors, LLC
ccalabrese@lifesciadvisors.com
917-680-5608

Source: Theriva Biologics, Inc.